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Exhibit 5.1

December 2, 2011

Board of Directors
US Gold Corporation
181 Bay Street
Bay Wellington Tower
Suite 4750
Toronto, Ontario M5J 2T3
Canada

Ladies and Gentlemen:

        We are acting as counsel to US Gold Corporation, a Colorado corporation (the "Company"), in connection with its registration statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the proposed offering (the "Exchange Offer") of up to 127,326,984 newly issued shares of the common stock, no par value (the "Common Stock") of the Company (the "Shares") in exchange for up to 127,326,984 exchangeable shares (the "Exchangeable Shares") to be issued by McEwen Mining—Minera Andes Acquisition Corp., an indirect, wholly-owned Canadian subsidiary of the Company ("Canadian Exchange Co."), on a one-for-one basis. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended, and the Colorado Corporations and Associations Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms "Colorado Business Corporation Act, as amended" and "Colorado Corporations and Associations Act, as amended" include the statutory provisions contained therein, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Exchange Offer, and (iii) receipt by the Company of the Exchangeable Shares in exchange therefor in accordance with the terms of the Exchange Offer, the Shares will be validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours, /s/ HOGAN LOVELLS US LLP

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  Exhibit 5.1